As filed with the Securities and Exchange Commission on August 1, 2019
Registration No. 333-230635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
on
FORM S-8
to
REGISTRATION STATEMENT ON FORM S-4 UNDER THE SECURITIES ACT OF 1933
TCF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2022454
(State or other jurisdiction of incorporation or organization)	IRS Employer Identification No.)
333 W. Fort Street, Suite 1800
Detroit, Michigan 48226
(Address of principal executive offices) (Zip Code)

Amended and Restated TCF Financial 2015 Omnibus Incentive Plan
TCF Financial Incentive Stock Program
TCF 401K Plan
TCF 401K Supplemental Plan
(Full title of the plans)

Craig R. Dahl
Chief Executive Officer and President
TCF Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, Michigan 48226
(Name and address of agent for service)

(800) 867-9757
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Common Stock, par value $1.00	3,310,000(1) (2)(3)	N/A	N/A	N/A

(1)
The number of shares registered reflects the shares of common stock, $1.00 par value (the “Common Stock”), of TCF Financial Corporation, a Michigan corporation, formerly known as Chemical Financial Corporation (the “Registrant”) issuable under the following plans of TCF Financial Corporation, a Delaware corporation (“Legacy TCF”): Amended and Restated Legacy TCF Financial 2015 Omnibus Incentive Plan, Legacy TCF Financial Incentive Stock Program, Legacy TCF 401K Plan, Legacy TCF 401K Supplemental Plan, each as amended to date and each predecessor plan of any of the foregoing (collectively, the “Legacy TCF Plans”), assumed by the Registrant on August 1, 2019 pursuant to provisions in the Agreement and Plan of Merger, dated as of January 27, 2019, by and between Legacy TCF and the Registrant.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Post-Effective Amendment also covers such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the Legacy TCF Plans by reason of stock splits, stock dividends or similar transactions.

(3)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Post-Effective Amendment also covers an indeterminate amount of interests to be offered or sold pursuant to the Legacy TCF 401K Plan and Legacy TCF 401(K) Supplemental Plan.

(4)
All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing with the Securities and Exchange Commission (the "Commission") of the Registrant’s Registration Statement on Form S-4 (File No. 333-230635) filed on March 29, 2019, as amended by Pre-Effective Amendment No. 1 filed with the Commission on May 2, 2019. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (File No. 333-230635) filed with the Securities and Exchange Commission (the "Commission") on March 29, 2019, as amended by Pre-Effective Amendment No. 1 filed with the Commission on May 2, 2019 (the "Form S-4"), which the Commission declared effective on May 2, 2019, by filing this Post-Effective Amendment No. 1 on Form S-8 (this "Registration Statement" or this "Post-Effective Amendment").

The Registrant filed the Form S-4 in connection with the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of January 27, 2019 (the "Merger Agreement"), by and between TCF Financial Corporation, a Delaware corporation ("Legacy TCF") and TCF Financial Corporation, a Michigan corporation, formerly known as Chemical Financial Corporation (the "Registrant"). Pursuant to the terms of the Merger Agreement, Legacy TCF merged with and into the Registrant, with the Registrant continuing as the surviving corporation effective on August 1, 2019 (the "Effective Time"). In connection with the consummation of the Merger, the Registrant changed its name from "Chemical Financial Corporation" to "TCF Financial Corporation."

Pursuant to the terms of the Merger Agreement, at the Effective Time, Legacy TCF common stockholders have the right to receive 0.5081 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of the Registrant (the "Common Stock"), for each share of common stock, par value $0.01 per share, of Legacy TCF ("Legacy TCF Common Stock"). Additionally, at the Effective Time, each equity award granted under Legacy TCF’s equity plans (a "Legacy TCF Equity Award") was adjusted so that its holder is entitled to receive a number of shares of the Registrant’s common stock equal to the product of (a) the number of shares of Legacy TCF Common Stock subject to such Legacy TCF Equity Award, as applicable, multiplied by (b) the Exchange Ratio and (c) rounded, as applicable, to the nearest whole share, and otherwise subject to the same terms and conditions (including, without limitation, with respect to vesting conditions (taking into account any vesting that occurred at the Effective Time for Legacy TCF Equity Awards granted to Legacy TCF’s non-employee directors) and cash dividend equivalent rights). For any Legacy TCF Equity Awards that are subject to performance-based vesting, the number of shares of Legacy TCF Common Stock underlying such award was calculated and fixed as of the Effective Time assuming achievement of the applicable performance conditions at the greater of target level performance and the actual level of achievement of such conditions based on Legacy TCF’s performance results through the latest practicable date before the Effective Time, and such awards converted into service-based vesting awards with the applicable vesting date to be the last day of the original performance period. For purposes of Legacy TCF Equity Awards for which performance was achievable at a single level, the performance condition is no longer relevant as of the Effective Time of the Merger.

The 3,310,000 shares of Common Stock covered by this Post-Effective Amendment were originally registered under the Form S-4, but will now be subject to issuance pursuant to this Post-Effective Amendment.

PART I

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to each participant with a Legacy TCF Equity Award as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Commission on February 28, 2019;

2.	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed with the Commission on May 8, 2019;

3.	The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 filed with the Commission on July 31, 2019;

4.
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2019, January 28, 2019, January 28, 2019, April 23, 2019, May 3, 2019, May 8, 2019, June 6, 2019, June 7, 2019, June 21, 2019, July 16, 2019, July 24, 2019, August 1, 2019 and August 1, 2019 (in each case, other than the portions of those documents not deemed to be filed); and

5.
The description of the Registrant’s Common Stock contained in Exhibit 4.1 attached to Registrant’s Current Report on Form 8-K filed with the Commission on August 1, 2019, and any amendment or report filed for the purpose of updating such description.

In addition, the Legacy TCF 401K Plan’s Annual Report on Form 11-K for the year ended December 31, 2018, as filed by the Legacy TCF with the SEC on June 24, 2019, is incorporated by reference in this Registration Statement and made a part hereof.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant is obligated under its Restated Articles of Incorporation, as amended, and Bylaws to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of the Registrant as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA").

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of all "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit or proceeding). Under the MBCA, the Registrant may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits the Registrant to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Registrant maintains such insurance on behalf of its directors, officers, employees and agents.

    The foregoing is only a general summary of certain aspects of Michigan law and the Registrant’s Restated Articles of Incorporation, as amended, and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the MBCA referenced above and Corporation’s Restated Articles of Incorporation, as amended, and Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under "Exhibit Index" immediately preceding the signature pages hereto and is incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of TCF Financial Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2017)

3.2
Amendment to the Restated Articles of Incorporation of TCF Financial Corporation, providing the Certificate of Designations of 5.70% Series C Non- Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Commission on August 1, 2019).

3.3	Bylaws of TCF Financial Corporation, as of August 1, 2019 (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed with the Commission on August 1, 2019).

4.1
Long-Term Debt. The registrant has outstanding long-term debt which at the time of this filing does not exceed 10% of the registrant’s total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Commission upon request.

4.2	Restated Articles of Incorporation, as amended (included as Exhibits 3.1 and 3.2)

4.3	Bylaws (included as Exhibit 3.3)

5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued *

10.1	Amended and Restated Legacy TCF 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of Legacy TCF’s Current Report on Form 8-K filed April 27, 2018)

10.2	Legacy TCF Incentive Stock Program, as amended and restated April 24, 2013 (incorporated by reference to Exhibit 10.1 to Legacy TCF’s Current Report on Form 8-K filed April 30, 2013)

10.3	Legacy TCF 401K Plan, as amended and restated effective January 24, 2018 (incorporated by reference to Exhibit 99.1 to Legacy TCF’s Current Report on Form S-8 filed July 30, 2018)

10.4
Legacy TCF Supplemental Employee Retirement Plan - ESPP Plan as amended and restated through January 24, 2005 (incorporated by reference to Exhibit 10(j) to Legacy TCF’s Current Report on Form 8-K filed January 27, 2005)

10.5
Legacy TCF 401K Supplemental Plan, as amended effective October 18, 2016 (incorporated by reference to Exhibit 10(e)-1 to Legacy TCF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016)

10.6
Trust Agreement for Legacy TCF 401K Plan Supplemental Plan effective November 1, 2017, by and between Legacy TCF and Reliance Trust Company (incorporated by reference to Exhibit 10(f) to Legacy TCF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017)

23.1	Consent of KPMG LLP (as to TCF Financial Corporation) *

23.2	Consent of KPMG LLP (as to Legacy TCF) *

23.3	Consent of KPMG LLP (as to Legacy TCF 401K Plan) *

23.4	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1)

24.1
Power of Attorney for legacy Chemical Financial Corporation directors (included as Exhibit 24 to the Pre-Effective Amendment No. 1 filed with the Commission on May 2, 2019 to which this is an amendment)

24.2	Power of Attorney for Legacy TCF directors (contained on the signature pages of this Registration Statement)*
  * Filed herewith.

The TCF 401K Plan has received a favorable determination letter from the Internal Revenue Service ("IRS") on its qualified plan status under Internal Revenue Code Section 401(a). TCF will submit or has submitted the TCF 401K Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order for it to continue to qualify.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, Michigan, on August 1, 2019.

TCF FINANCIAL CORPORATION
 (Registrant)

By:	/s/ Craig R. Dahl
Name: Craig R. Dahl
Title: Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Craig R. Dahl and Gary Torgow, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on August 1, 2019.

By	/s/ Craig R. Dahl
Craig R. Dahl Director, Chief Executive Officer and President (Principal Executive Officer)
By	/s/ Dennis L. Klaeser
Dennis L. Klaeser Executive Vice President, Chief Financial Officer (Principal Financial Officer)

By	/s/ Kathleen S. Wendt
Kathleen S. Wendt Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

By	/s/ Peter Bell
Peter Bell Director

By	/s/ Karen L. Grandstrand
Karen L. Grandstrand Director

By	/s/ Richard H. King
Richard H. King Director

By	*
Ronald A. Klein Director

By	*
Barbara J. Mahone Director

By	*
Barbara L. McQuade Director

By	/s/ Vance K. Opperman
Vance K. Opperman Director

By	*
David T. Provost Vice Chairman

By	/s/ Roger J. Sit
Roger J. Sit Director

By	/s/ Julie H. Sullivan
Julie H. Sullivan Director

By	*
Jeffrey L. Tate Director

By	/s/ Gary Torgow
Gary Torgow Executive Chairman

By	*
Arthur A. Weiss Director

By	*
Franklin C. Wheatlake Director

By	/s/ Theresa M. H. Wise
Theresa M. H. Wise Director

*By	/s/ Gary Torgow
Gary Torgow Attorney-in-Fact